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                                                                    EXHIBIT 11.2

                             PAGEMART WIRELESS, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

                                                    THREE MONTHS ENDED SEPTEMBER 30, 1999
                                                --------------------------------------------
                                                   NUMBER          PERCENT       EQUIVALENT
                                                  OF SHARES      OUTSTANDING       SHARES
                                                ------------    ------------    ------------
COMMON STOCK
   From Founders' Stock                            2,300,000          100.00%      2,300,000
   Stock Options Exercised                         1,167,063           95.78%      1,117,811
   Preferred Stock Converted to Common Stock      15,310,943          100.00%     15,310,943
   1994 Common Stock Offerings                    11,242,857          100.00%     11,242,857
   1995 Common Stock Offerings                     4,323,874          100.00%      4,323,874
   1996 Common Stock Offering                      6,000,000          100.00%      6,000,000
   Employee Stock Purchase Plan Shares Issued        127,399          100.00%        127,399
   Warrants Exercised                                130,513           78.40%        102,317
                                                ------------                    ------------
                                                  40,602,649                      40,525,201

WEIGHTED AVERAGE SHARES OUTSTANDING                                               40,525,201

NET LOSS                                                                         (24,243,367)

NET LOSS PER SHARE                                                              $      (0.60)
                                                                                ============
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